Exhibit 23.2

July 28, 2008

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Gentlemen:

We have read item Changes in and Disagreements with Accountants on Accounting and Financial Disclosure of Form S1-amendment 3 dated July 28, 2008 of China Housing & Land Development, Inc. and are in agreement with the statements that pertain to Moore Stephens Wurth Frazer and Torbet, LLP.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Moore Stephens Wurth Frazer and Torbet, LLP
Walnut, California